Exhibit 99.2

AUTH0, INC.

PHANTOM UNIT PLAN

(as amended and restated effective January 22, 2020)

Section 1. Establishment and Purpose. The Auth0, Inc. Phantom Unit Plan (the “Plan”) is hereby established by Auth0, Inc. (the “Company”), effective as of September 9,2016 (the “Effective Date”). The purpose of the Plan is to provide a means through which those key employees, consultants, independent contractors or other service providers of the Company and any subsidiary upon whom responsibility for the successful growth of the Company and any subsidiary rests, can share in the growth and prosperity of the Company and any subsidiary in the event of a Liquidity Event or an IPO, as defined herein. Nothing contained in the Plan shall be deemed to convey to any Participant or other Person the rights of an equityholder of the Company or any subsidiary, nor entitle any Participant to any dividend or voting rights or any other rights of an equityholder of the Company or any subsidiary.

Section 2. Definitions. As used in the Plan the following terms have the meanings stated in this Section 2. The singular includes the plural, and the masculine gender includes the feminine and neuter genders, and vice versa, as the context requires.

(a) “Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, or is controlled by, or is under common control with such Person.

(b) “Award” means an award of Phantom Units under the Plan.

(c) “Beneficiary” means the Person, Persons, trust or other entity that a Participant designates by written revocable designation filed with the Company, using such forms as the Company shall require, to receive payment under Section 6(a) in the event of the Participant’s death. In the absence of any such designation, or if all designated Beneficiaries of the Participant predecease him or her, or if the designation is invalid for any reason, the Participant’s surviving spouse shall be deemed to be his or her Beneficiary and if there shall be no surviving spouse, then the Participant’s estate.

(d) “Board” means the Board of Directors of the Company; provided, however, that if the Board authorizes a committee of the Board (including a subcommittee thereof) to perform some or all of the Board’s administrative functions hereunder pursuant to Section 3, references in the Plan to the “Board” shall be deemed to also refer to the authorized committee of the Board in connection with the matters to be performed by such committee.

(e) “Cause,” with respect to any Service Provider, means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his or her employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a disability), which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within fifteen (15) days after the delivery of written notice thereof; or (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, non-competition, non-solicitation or proprietary rights. Notwithstanding the foregoing, if a Service Provider and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Service Provider, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Common Stock” the common stock of the Company, par value $0.0001 per share.

(h) “Company” has the meaning assigned to such term in Section 1.

(i) “Contingent Proceeds” means any portion of the Net Proceeds the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of some future event(s) or circumstance(s), including, without limitation, amounts of consideration paid at a subsequent closing and amounts of consideration subject to an escrow or holdback, a purchase price adjustment, an earn-out or indemnity claims.

(j) “Deferred Amounts” has the meaning assigned to such term in Section 6(b)(i).

(k) “IPO” means the Initial Public Offering of the Company’s shares pursuant to a registration statement filed with and declared effective under the U.S. Securities Act of 1933, as amended.

(l) “Liquidity Event” shall mean (a) a change in ownership of the Company under clause (i) below or (b) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below; provided that, in either case, such transaction constitutes a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii).

(i) Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one Person, or more than one Person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such Person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one Person or more than one Person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same Person or Persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This clause (i) applies only when there is a transfer of capital stock of the Company (or issuance of capital stock of the Company) and capital stock in the Company remains outstanding after the transaction.

(ii) Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one Person, or more than one Person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Liquidity Event under this clause (ii) when there is a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) an equityholder of the Company (immediately before the asset transfer) in exchange for or with respect to its or his capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a Person’s status is determined immediately after the transfer of the assets.

(iii) Persons Acting as a Group. For purposes of clauses (i) and (ii) above, Persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company.

(m) “Net Proceeds” means, with respect to a Liquidity Event, the net amount of cash and the value of any securities (or other property) distributed, or available for distribution, to the stockholders of the Company in connection with the Liquidity Event, including any Contingent Proceeds, less the amount of all taxes and transaction costs and expenses incurred in connection with the Liquidity Event. The determination by the Board in this regard shall be final, binding and conclusive on all Participants and other interested parties. If the Net Proceeds include property other than cash, the value of the property will be the fair market value of the property on the date of the Liquidity Event (as determined by the Board). For purposes of clarity, the cash or property available for distribution will be net of the aggregate net indebtedness for borrowed money of the Company.

(n) “Participant” means a Service Provider who has been granted an Award under the Plan pursuant to a Phantom Unit Award Agreement.

(o) “Per Phantom Unit Amount” means the amount determined:

In the context of a Liquidity Event, by dividing (i) the Net Proceeds attributable to a Liquidity Event, by (ii) the sum of (1) the aggregate number of shares of Common Stock in the Company outstanding as of the consummation of the Liquidity Event and (2) the aggregate number of vested Phantom Units outstanding as of the consummation of the Liquidity Event (after giving effect to any accelerated vesting of Phantom Units in connection with the Liquidity Event) plus, the aggregate number of shares of Common Stock that were exercised or cancelled in connection with the Liquidity Event.

In the context of an IPO, the fair market value of the publicly traded stock on the earlier of (i) March 15th of the year following the IPO, or (ii) the expiration of the lock-up period, if any.

(p) “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(q) “Phantom Unit Award Agreement” means the written agreement entered into between a Participant and the Company evidencing the award of Phantom Units to such Participant and such terms and conditions as the Board deems appropriate.

(r) “Phantom Units” shall have the meaning assigned such term in Section 4.

(s) “Plan” has the meaning set forth in Section 1.

(t) “Section 409A” means section 409A of the Code and the regulations and guidance promulgated thereunder.

(u) “Service Provider” means an employee, consultant, independent contractor or other service provider of the Company or any of its subsidiaries.

(v) “Unit Distribution Amount” has the meaning set forth in Section 6(a).

(w) “Unit Threshold Amount” means, with respect to a Phantom Unit, the amount determined by the Board to be the fair market value of a share of Common Stock on the date of issuance of the Phantom Unit, which fair market value shall be determined in a manner consistent with the requirements of Section 409A.

(x) “Vested Phantom Units” means Phantom Units of a Participant which have vested in accordance with Section 5 of the Plan and the Participant’s Phantom Unit Award Agreement.

Section 3. Administration. The Plan shall be administered by the Board, which shall have the full power and exclusive authority, in its sole and absolute discretion, to take all actions expressly reserved for the Board in the Plan or as otherwise necessary for the Plan’s administration and to determine all matters relating to the Plan including (i) the selection of Participants under the Plan, (ii) the determination of the number of Phantom Units to be issued to each Participant under the Plan and the Unit Threshold Amount and vesting schedule for a Participant’s Phantom Units (which vesting the Board may, in its sole discretion, accelerate in whole or in part at any time), (iii) the determination of the amount of Net Proceeds and each Participant’s Unit Distribution Amount and all determinations necessary therefor, (iv) the determination that a Liquidation Event has occurred, and (v) the determination of the terms and conditions of the Plan and all Phantom Unit Award Agreements issued thereunder. The Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Board shall have the power and discretion to construe, interpret and apply the provisions of the Plan and any Phantom Unit Award Agreement, and to determine any questions of fact which may arise under the Plan and/or Phantom Unit Award Agreement. All decisions made by the Board pursuant to the provisions of the Plan shall be final and binding on all Persons, including the Company and Participants.

Section 4. Awards of Phantom Units.

(a) Form of Awards. Awards under the Plan shall be in the form of “Phantom Units” and shall be evidenced by a Phantom Unit Award Agreement. Subject to the terms and conditions of the Plan, a Phantom Unit shall not entitle a Participant to any rights other than as expressly provided by the terms hereof.

(b) Individual Awards. The Board may from time to time make awards of Phantom Units to Service Providers in such amounts as it determines in its sole discretion. In determining the Service Providers to whom Phantom Units shall be awarded, and the number of Phantom Units to be awarded to each such Service Provider, the Board may (but is not required to) condition the award of Phantom Units upon the fulfillment of annual or other performance goals set by the Board applicable to the individual, a business unit or the Company, as a whole. The Board may, in its sole discretion, grant different amounts of Phantom Units to each Service Provider. To accept such Award, a Participant shall be required to execute a Phantom Unit Award Agreement. Phantom Unit Award Agreements may have such additional terms, conditions, and limitations as the Board shall determine in its sole discretion.

Section 5. Vesting and Forfeiture.

(a) Vesting. Phantom Units shall vest as set forth in a Participant’s Phantom Unit Award Agreement.

(b) Forfeiture. Unless otherwise provided by a Participant’s Phantom Unit Award Agreement, (a) if (1) a Participant’s employment or other service with the Company or any subsidiary terminates for Cause, or (2) a Participant breaches in any material respect any agreement by and between the Participant and the Company or any subsidiary with respect to non-competition, non-solicitation, non-disparagement, protection of confidential information, or any other similar agreement, he or she shall forfeit, without further action, notice, or deed, all of his or her Phantom Units (including Vested Phantom Units), and shall thereupon have no further rights with respect to such Phantom Units; and (b) subject to the foregoing, if a Participant’s employment or other service with the Company or any subsidiary terminates for any reason other than Cause prior to the occurrence of a Liquidity Event or an IPO (including as a result of death, disability, retirement, resignation or termination of employment by the Company), he or she shall forfeit his or her Phantom Units on the one-year anniversary of such date of termination of employment or other service.

(c) Use of Forfeited Phantom Units. Any or all Phantom Units forfeited under Section 5(b) may, but are not required to, be reissued to existing or future Participants, in the discretion of the Board.

Section 6. Unit Distribution Amount.

(a) Amounts Allocable to Participants. Upon a Liquidity Event or an IPO, each Participant will be entitled to receive, for each Vested Phantom Unit held by the Participant, an amount (the “Unit Distribution Amount”) equal to the positive difference (if any) between: (i) the Per Phantom Unit Amount, and (ii) the Unit Threshold Amount, subject to the satisfaction of the vesting, payment and other conditions applicable to such Phantom Unit.

(b) Payment. Subject to Section 7 hereof, amounts payable under Section 6(a) to a Participant (or his or her Beneficiary) as a result of a Liquidity Event or IPO shall be paid as set forth in this Section 6(b).

(i) In the event of a Liquidity Event, to the extent that all or a portion of the Net Proceeds are paid in consideration other than cash, the Board reserves the right to make payment of all or any portion of any corresponding amount due hereunder in the same form of non-cash consideration; provided, however, that in the event the Board makes payment in cash, the Board shall have sole authority and discretion to determine the cash value of such non-cash consideration, which determination shall be final, binding and conclusive on all Participants and all other interested parties.

The Unit Distribution Amount due under the Plan will be paid by the Company or its successor, as applicable, in cash to each Participant within sixty (60) business days of closing a Liquidity Event, not to exceed March 15th of the year following the Liquidity Event, unless another form of consideration (which may include cash and property in such proportion determined by the Board) is approved by the Board.

To the extent that the Net Proceeds upon a Liquidity Event includes Contingent Proceeds, the portion of the Unit Distribution Amount attributable to the Contingent Proceeds (the “Deferred Amounts”) will be subject to the same terms and conditions (including, but not limited to, any escrow or holdback arrangement, indemnity obligation or earn-out) on payment that are imposed on the Company or its stockholders, as applicable, with respect the Contingent Proceeds. Any Deferred Amounts will be paid to the Participants in a lump sum as, if and when the corresponding Contingent Consideration is paid to the Company or its stockholders; provided, however, that any portion of the Deferred Amounts not distributed to the Participants by the fifth (5th) anniversary of the closing of the Liquidity Event shall be forfeited by the Participants (unless such later payments would not result in the imposition of any additional tax under Section 409A).

(ii) In the event of an IPO, the Unit Distribution Amount due under the Plan will be paid by the Company or its successor, as applicable, in cash to each Participant upon the earlier of, (i) March 15th of the year following the IPO or (ii) expiration of the lock-up period, if any, unless another form of consideration (which may include cash and property in such proportion determined by the Board) is approved by the Board.

Section 7. Payment(s) Conditioned Upon Release and Joinder.

Any payment or payments to be made under the Plan to a Participant or Beneficiary shall be conditioned upon:

(i) the Participant’s or Beneficiary’s execution, within thirty (30) days following the Liquidity Event or an IPO, of a general release of any all claims against the Company, its subsidiaries, and their respective Affiliates, and each of their respective current, former, and future employees, officers, directors, stockholders, and members, which release shall be prepared by the Company and shall contain such terms as the Company may reasonably require; and

(ii) in the case of a Liquidity event, the Participant’s or Beneficiary’s execution of a joinder or similar agreement to the definitive agreements providing for a Liquidity Event for the purpose of becoming bound to any indemnity provisions of such definitive agreements to the same extent as the Company’s stockholders receiving Net Proceeds as a result of such Liquidity Event and appointing a stockholder representative; provided, that the liability for indemnification, if any, of such Participant or Beneficiary in the Liquidity Event (i) is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover such indemnity obligations) and (ii) does not exceed in the aggregate such Participant’s or Beneficiary’s Unit Distribution Amount.

Section 8. Amendments; Changes to Awards; Termination

(a) The Board may modify, amend, or terminate the Plan or any Phantom Unit Award Agreement at any time and from time to time as it, in its sole discretion, shall deem advisable or appropriate; provided, however, that except to the extent necessary and desirable to comply with any applicable law, no such modification, amendment or termination shall materially and adversely affect the rights of any Participant without the consent of such Participant.

(b) In the event that the Board determines that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale, transfer, exchange or other disposition of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Board, affects the Common Stock such that an adjustment is determined by the Board in good faith to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Board shall, in such manner as it may deem equitable, adjust any or all of:

(i) the number and kind of Phantom Units with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 4 hereof on the maximum number and kind of Phantom Units which may be issued);

(ii) the number and kind of units or shares (or other securities or property) subject to outstanding Phantom Units;

(iii) the Unit Threshold Amount; and

(iv) the terms and conditions of any Awards (including, without limitation, any applicable financial or other performance “targets” specified in a Phantom Unit Award Agreement);

provided, however, that no such adjustment results in a violation of Section 409A.

(c) In the event of any transaction or event described in Section 8(b) hereof (including without limitation any Liquidity Event or IPO) or any unusual or nonrecurring transaction or event affecting the Company or the financial statements of the Company, or any change in any applicable laws or accounting principles, the Board, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Board determines in good faith that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in applicable laws or accounting principles; provided that no such action results in a violation of Section 409A:

(i) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the settlement of such Award to the extent vested; provided that, if the amount that could have been obtained upon the settlement of such vested Award, in any case, is equal to or less than zero, then such Award may be terminated without payment;

(ii) To provide that such Award shall vest as to all Phantom Units covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iii) To provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the units, stock or other equity of the successor or survivor entity, or a parent or subsidiary thereof (including, to the extent determined by the Board, into stock options or stock appreciation rights covering the units, stock or other equity of the successor or survivor entity, or a parent or subsidiary thereof), with appropriate adjustments as to the number and kind of units, shares or other equity and the Unit Threshold Amount price, in all cases, as determined by the Board;

(iv) To make adjustments in the number and type of units or shares (or other securities or property) subject to outstanding Phantom Units, and/or in the terms and conditions of (including the Unit Threshold Amount), and the criteria included in, outstanding Awards which may be granted in the future;

(v) To replace such Award with other rights or property selected by the Board; and/or

(vi) To provide that the Award will terminate and cannot vest or become payable after the applicable event.

(d) This Plan shall automatically terminate upon the earlier of (i) September 8, 2030, (ii) the occurrence of a Liquidity Event (whether or not any amounts are payable under the Plan in connection with such Liquidity Event) or (iii) an IPO; provided, however, the Plan shall continue in effect after any such termination with respect to payment of amounts, if any, payable under the Plan in connection with a Liquidity Event or IPO that was consummated prior to the date of termination.

Section 9. Miscellaneous.

(a) No Effect Upon Benefits. By acceptance of any Award under the Plan, each Participant agrees that neither the Award nor any amount paid will affect the benefits under any benefit plan of the Company or any subsidiary, nor shall the Award or any amount paid under the Plan be considered compensation for purposes of any other benefit plan or program of the Company or any subsidiary.

(b) No Right to Continued Employment or Service. The receipt of an Award shall not give a Participant any right to continue in the employ or service of the Company or any subsidiary, and the right to dismiss any Participant is specifically reserved to the Company. No employee or other Person shall have any claim or right to be granted an Award under the Plan.

(c) No Restriction on Issuance of Equity Interests or Rights. Nothing contained herein shall limit or restrict the Board’s ability or right to grant, issue or award additional equity interests in the Company or any subsidiary or to grant Awards to existing or new Participants.

(d) Nontransferability. Neither Phantom Units, nor any right or interest of any Participant in the Plan, may be sold, assigned, pledged, or otherwise transferred, except by will or the laws of descent and distribution.

(e) No Rights as Equityholder or Member. Nothing contained herein shall be deemed to convey to any Participant or other Person the rights of an equityholder or member of the Company or any subsidiary. Phantom Units shall not entitle any Participant to any dividend or voting rights or any other rights of an equityholder or member of the Company or any subsidiary.

(f) Taxes. The Company is authorized to withhold from any payment to be made hereunder such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as the Company is required to comply with applicable laws and regulations. To the extent any Phantom Units are subject to Section 409A, such Phantom Units and the Plan are intended to comply with Section 409A of the Code such that no amount payable to a Participant hereunder shall be subject to an “additional tax” within the meaning of and, if any provision of the Plan is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under the Plan shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. To the extent any amount payable to a Participant under the Plan would be subject to any additional taxes or penalties imposed under Section 409A, the Company may, in its sole discretion, amend the Plan to the extent necessary so as to avoid such additional taxes or penalties without the consent of any Participant. For purposes of Section 409A, each payment made under the Plan shall be treated as a separate payment. In no event may any Participant, directly or indirectly, designate the calendar year of any payment hereunder, and in no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed under Section 409A on any Participant or other Person as a result of any payment made hereunder, or for any damages for failing to comply therewith.

(g) Unfunded Plan. All rights of a Participant or other Person under the Plan shall represent an unfunded, unsecured obligation of the Company to provide deferred compensation. Any payments to a Participant or other Person hereunder shall be paid from the general assets of the Company, and each Participant shall have the status of an unsecured general creditor of the Company with respect to any amounts payable under the Plan. Notwithstanding the foregoing, the Company shall have the right (but no obligation) to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

(h) Successors and Assigns. The Plan shall be binding upon the Company and its successors and assigns.

(i) Governing Law. The rights and obligations of all Persons affected hereby shall be construed and determined in accordance with the laws of the State of Delaware without regard to choice of law principles, except to the extent such laws are preempted by the Employee Retirement Income Security Act of 1974, as amended.

(j) No Trust or Fiduciary Status. Nothing in the Plan shall establish any trust or similar arrangement with regard to the rights of the Participant, nor shall the Company or any officer, employee or service provider become a fiduciary with respect to the Plan for purposes of Employee Retirement Income Security Act of 1974, as amended, if applicable, or any state trust laws.

IN WITNESS WHEREOF, the Company has caused the Plan, as amended and restated, to be executed in its name and on its behalf by its duly authorized officer as of this 22nd day of January, 2020.

Auth0, Inc.

By:	/s/ Jeremy Freeland
Name: Jeremy Freeland
Title: VP, General Counsel and Secretary

PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS

SUMMARY PAGE

Date of Board Action	Action	Section/Effect of Amendment	Date of Stockholder Approval
September 9, 2016	Initial Plan Adoption		Not required
January 22, 2020	Amendment to definition of “Board” and extended term of Plan in Section 8(d) to September 8, 20301		Not required

[1]	Extension effective for grants made on or after January 22, 2020.